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                         INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Sipex Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-06123, 333-32329, 333-61650 and 333-73880) on Form S-8 and the
registration statements (Nos. 333-33152, 333-61562 and 333-87350) on Form S-3 of Sipex Corporation of our report dated February 18, 2003, with respect to the consolidated balance sheets of Sipex Corporation as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Sipex Corporation.

/s/ KPMG LLP

March 31, 2003
Boston, Massachusetts